Exhibit 10.9

[ENGLISH TRANSLATION]

Loan Agreement

PMT III ARAI

008

[ENGLISH TRANSLATION]

LOAN AGREEMENT PMT ARAI 008

This agreement is entered into by the AGENCY FOR NATIONAL SCIENTIFIC AND TECHNOLOGICAL PROMOTION (AGENCIA NACIONAL DE PROMOCION CIENTIFICA Y TECNOLOGICA) decentralized body within the jurisdiction of the SECRETERIAT OF SCIENCE, TECHNOLOGY AND INNOVATION of the MINISTERY OF EDUCATION, SCIENCE AND TECHNOLOGY, hereinafter referred to as the AGENCY, hereupon represented by the director of the Management Control and legal affairs on Dr. Rodolfo Ariel BLASCO (DNI Nº 14.102.302) on the one hand, and on the other, INDEAR SOCIEDAD ANÓNIMA, hereupon represented by Mr. Marcelo Luis ARGUELLES UGARTEBURU (DNI 4.555.043), in his capacity of President, hereinafter referred to as the "Beneficiary"; the parties agree to enter into this agreement subject to the following provisions:

FIRST: OBJECT. The Agency grants a loan to the Beneficiary within the framework of the lines Aportes Reembolsables a Instituciones (ARAI) - Refundable Contributions to Institutions, of total obligatory refund, for the amount of FIVE MILLION FORTY SIX THOUSAND TWO HUNDRED AND THIRTY NINE PESOS (5,046,239.00), which will be applied to the execution of the Project "Organization of INDEAR, an strategic association between the public and private sector for the development of agrobiotechnological innovation", identified as file Number PNT 111 ARAI 008, which is part of this agreement. The beneficiary will be in charge of the execution of the project.

SECOND: COFINANCING. The beneficiary is obliged to make contributions allocated to the project for the amount of TEN MILLION FOUR HUNDRED AND SIXTY THOUSAND THREE HUNDRED AND SIXTY THREE PESOS ($ 10.460.363,00.), which together with the amount of the loan granted as per the aforementioned provision, is the total amount of FIFTEEN MILLION FIVE HUNDRED SIX THOUSAND SIX HUNDRED AND TWO PESOS ($ 15.506.602,00.) for financing the project.

THIRD: TERMS. The terms are set forth as follows: a) an investment period planned for implementing the project, which is set at twenty-four (24) months from the date of the first disbursement to the Beneficiary; b) a grace period, which is set in forty-eight (48) months from the date of first disbursement; c) the amortization period, for the repayment of capital and interest set in seventy-two (72) months from the expiration of the grace period.

FOURTH: AMORTIZATION. The loan amortization will be made by the Beneficiary in EIGHTEEN (18) quarterly, equal and consecutive instalments, calculated according to the French System; the first one with expiration date six months after the grace period.

FIFTH: INTERESTS. During the period of investment of the project and the grace period interests shall accrue, which, after the grace period, shall accumulate with the capital. The interest rate is set by Resolution ANPCyT Number 152, dated August 7, 2006.

SIXTH: VARIATION. The Agency shall inform the Beneficiary of any variations that might occur in the interest rate during the term of the agreement as well as the amount of interest accrued at the end of the grace period at the moment of accumulating them with the capital lent.

SEVENTH: GUARANTEE. The Beneficiary undertakes to provide a guarantee to the satisfaction of the ANPCyT in the peremptory time limit of no more than thirty (30) days from the date hereof.

EIGHTH: REPAYMENT CURRENCY. The currency for the repayment of obligations shall be PESOS.

NINTH: DISIBURSEMENTS. The loan amount will be disbursed by instalments, subject to the progressive realization of the committed work and investments planned in accordance with the project that is part of this agreement and with the prior approval of the AGENCY; it may take any of the following methods or their combination: i) advancing funds to the Beneficiary, ii) reimbursement of payments made to the Beneficiary, iii) direct payment to suppliers and / or agreementors of the Beneficiary.

TENTH: PREVIOUS PROCEDURES. For the purpose of having any disbursements, the Beneficiary shall: a) identify a bank account to use in the project where disbursements shall be deposited. If the Beneficiary has more than one loan, they may use the same account enabling sub accounts for each project; b) report who are the people authorized to operate with the account; c) appoint a person responsible for their representation at the AGENCY regarding the management of resources.

ELEVENTH: USE OF RESOURCES. The beneficiary is obliged to make their contributions in a timely manner and to apply them, along with the loan resources, strictly and faithfully to the implementation of the project on schedule.

TWELFTH: OBLIGATIONS OF THE BENEFICIARY. The beneficiary shall: a) execute the project being financed strictly and faithfully and apply its resources to the purposes set forth; b) individualize the expenses for the execution of the project in their accounting records, differentiating them as per source of financing; c) keep the supporting documentation for each and every one of the project expenditures so that they can be verified, at least, five years after the last disbursement; d) observe the procedures for procurement established by the Loan Agreement 1728/0C-AR and its operating regulations approved by Resolution SCyT Number 1084/06; e) render accounts to the AGENCY of both the loan resources and the corresponding contributions of the beneficiary, and produce progress reports every six months and a final report at the end of the project; f) submit to the AGENCY the Consolidated Acquisitions Plan (PAC) in the term of thirty (30) calendar days from the signing of this document; g) notify the AGENCY of any significant developments that may affect the project, alter compliance with the agreement, affect the guarantees or other situation, that under the principle of good faith should be made known to the counterpart; h) introduce new guarantees to ensure compliance with the agreement, at the request of the AGENCY and to its satisfaction, in the period of time reasonably set by the latter; i) submit to the request of the agency and / or the Inter American Development Bank (BID) all information related to the project that might be required, as well as receiving inspections, displaying places or things and providing the fullest cooperation to monitor their growth.

THIRTEENTH: AMENDMENTS. The Beneficiary shall request authorization from the AGENGY to introduce any amendments in the use of the funds lent.

FOURTEENTH: ASSIGNMENT. The Beneficiary shall not transfer in total or in part, for any reason whatsoever, the loan granted, except with written permission from the AGENCY.

FIFTEENTH: WITHDRAWAL. The AGENCY is entitled to have the agreement withdraw because of causes attributable to the Beneficiary and to consider that the obligation of the Beneficiary's are past due and enforceable in the following cases: a) In case the Beneficiary has provided false information to the AGENCY or fails to provide information that being relevant for decision making is not favourable to them, even when applying for the loan. b) In case the Beneficiary uses the funds lent for purposes other than those in the project to which they are bound. c)   If the Beneficiary fails to make their contributions to co-finance the project, in which case, disbursements may be suspended, in advance. d) In case the advance and final reports and the rendering of accounts are not implemented timely, or if those accounts had serious flaws motivating their rejection. e) In case the Beneficiary incurred in the abandonment of the execution of the project, understanding as such, cases in which without justifying cause the Beneficiary would stop the execution for a period longer than two months and in spite of being called on to restart the execution, they would not do so in a period no longer than fifteen days. f) In case the Beneficiary or the people responsible for the execution of the project opposed to the inspection or did not provide information at a specific request. g) Cessation of activities on the part of the Beneficiary, insolvency or bankruptcy, dissolution and liquidation, or any other situation that prevents the free administration of their property. h) Any breach done by the Beneficiary serious enough so as to prevent the agreement from continuing; in this latter case, the AGENCY may suspend disbursements, in advance.

SIXTEENTH: AGREEMENT INTEGRATION. The elements constituting this agreement are: a) BID Loan Agreement 1728/00-AR, approved by Decree of the National Executive Power Number 987106 b) Operating regulation of the component, approved by Resolution of the SECRETERIAT OF SCIENCE, TECHNOLOGY AND PRODUCTIVE INNOVATION of MINISTERY OF EDUCATION Number 1084/06, c) the project approved and identified as file Number PMT III ARAI 008, instruments that the Beneficiary acknowledges and accepts.

Legal relationships established by the Beneficiary with third parties for the purposes of the execution of the project object of this agreement, are outside those regulated hereby and no rights may be derived or payments required to the AGENCY nor to the Inter-American Development Bank in relation to this agreement.

SEVENTEENTH: SPECIAL DOMICILES. To all the effects of this agreement the parties establish special domiciles in: The AGENCY at Av. Córdoba 831, first floor Ciudad Autónoma de Buenos Aires; the Beneficiary, at Constitución 4234, Ciudad Autónoma de Buenos Aires, where everyone and each of the notifications sent on the occasion of this agreement shall be considered firm and valid. Those domiciles shall be deemed as subsisting as long as the parties do not notify a new one.

EIGHTEENTH: JURISDICTION. By mutual decision, the parties agree to submit any disputes arising from this agreement to the jurisdiction of Tribunales Federales en lo Contencioso-Administrativo, in Buenos Aires City.

IN WITNESS THEREOF, two counterparts of the same tenor and to a sole effect are signed, in the city of Buenos Aires on the 30th day of May 2007.

/s/
/s/
Dr. Rodolfo A. BLASCO
Director
Management Control Unit

BOND LOAN AGREEMENT PMT III ARAI 008

Mr. Marcelo Luis ARGUELLES AGARTEBURU (D.N.I Nº 4.555.043) domiciled at Constitución 4234, Ciudad Autónoma de Buenos Aires, becomes joint and several guarantor and primary payor of all obligations undertaken by himself in his capacity as President of INDEAR S.A in the Loan Agreement PMT III ARAI 008, dated May 30 2007. He expressly waives the benefits of excussion and division.

In case of insolvency or death of the guarantor the Agency may require other security from the guarantor to replace this guarantee, which shall be constituted in a peremptory and non deferrable period of 30 calendar days from the date of the event.

Compliance with this obligation has suspensive effect on the commitments made by the parties in this agreement.

/s/